Exhibit 99.1

TIME WARNER CABLE REPORTS

2015 FIRST-QUARTER RESULTS

Best Ever Overall Subscriber Performance, Including First Quarter of Positive Video Net Additions Since 2009

Aggressive Operating and Capital Investments

Driving Dramatic Improvements in Customer Service and Operating Performance

Solid Revenue Growth of 3.5% Benefitting From Best Organic Residential Revenue Growth in Over 3 Years

***

NEW YORK, April 30, 2015 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2015.

Time Warner Cable Chairman and CEO Rob Marcus said: “By almost any measure, Q1 was our best subscriber quarter ever. We’ve made significant investments to improve our customers’ experience and our operational performance, and they are paying off. We are a far stronger company than we were just five short quarters ago.”

Marcus continued, “Our company has terrific assets, a world class team and a well-architected operating plan; I am confident we can drive meaningful growth and create even more value for our shareholders.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Revenue	$5,777	$5,582	$195	3.5%
Adjusted OIBDA(a)	$1,996	$1,980	$16	0.8%
Operating Income(b)	$1,084	$1,092	$(8)	(0.7%)
Diluted EPS(c)	$1.59	$1.70	$(0.11)	(6.5%)
Adjusted Diluted EPS(a)	$1.65	$1.78	$(0.13)	(7.3%)
Cash provided by operating activities(b)	$1,508	$1,397	$111	7.9%
Capital expenditures	$1,134	$834	$300	36.0%
Free Cash Flow(a)(b)	$407	$629	$(222)	(35.3%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $26 million and $80 million for the first quarters of 2015 and 2014, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $26 million and $58 million for the first quarters of 2015 and 2014, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

HIGHLIGHTS

Financial Highlights

•	First-quarter 2015 revenue grew 3.5% year over year with Business Services revenue up 16.9% and Residential Services revenue up 2.1%, the highest year-over-year organic growth in over 3 years.

•	First-quarter Adjusted OIBDA was $2.0 billion – up 0.8% year over year. Operating Income of $1.1 billion decreased 0.7% year over year.

•	Demonstrated disciplined management of controllable costs; shared functions costs were flat year over year.

•	Aggressive investments in technical operations and customer care, as well as higher programming costs and pension expense, moderated Adjusted OIBDA growth.

Operational Highlights

•	Record first-quarter residential subscriber performance:

¡	Residential video net additions of 30,000 – first positive quarterly net additions since the first quarter of 2009

¡	Residential high-speed data net additions of 315,000 – best quarter since the first quarter of 2007

¡	Residential voice net additions of 320,000 – best quarter ever

¡	Residential triple play net additions of 298,000 – best quarter ever

¡	Residential customer relationship net additions of 205,000 – best quarter ever

•	First-quarter capital expenditures of $1.1 billion reflect the Company’s continued accelerated investment in “TWC Maxx,” improved customer experience and network expansion.

¡	TWC Maxx, including “all digital” conversion and Internet speeds of up to 300 Mbps, was completed in Austin, Texas in mid-April and is well underway in Kansas City, Dallas and San Antonio. In addition, TWC Maxx is on track to be deployed in Charlotte, Hawaii, Raleigh and San Diego in 2015.

¡	TWC continued to upgrade customer premise equipment to improve its customers’ experience. In the first quarter, TWC deployed nearly 2.4 million new set-top boxes, digital adapters and advanced modems in customers’ homes.

¡	During the first quarter, TWC further grew its serviceable Business Services opportunity by adding nearly 12,000 commercial buildings to its network.

•	Investments in network reliability and customer care contributed to meaningful year-over-year operational improvements in the first quarter.

¡	650,000 fewer repair calls to TWC call centers year over year.

¡	Care center service levels improved 23%.

¡	15% reduction in repair-related truck rolls per customer relationship.

¡	97% on-time percentage for customer appointments within the Company’s industry-leading one-hour appointment window.

¡	First-visit problem resolution improved by 13%.

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the first quarter of 2015 increased 3.5% year over year as a result of revenue growth at the Business Services and Residential Services segments.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the first quarter of 2015 increased 0.8% driven by revenue growth, partially offset by a 5.0% year-over-year increase in operating expenses.

(in millions; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Operating costs and expenses:
Programming and content	$1,419	$1,309	$110	8.4%
Sales and marketing	559	555	4	0.7%
Technical operations	399	371	28	7.5%
Customer care	226	205	21	10.2%
Other operating	1,178	1,162	16	1.4%

Total operating costs and expenses	$3,781	$3,602	$179	5.0%

The increase in operating expenses was primarily due to higher programming, employee, maintenance and bad debt expense; partially offset by declines in marketing costs and voice costs. The increase in employee costs reflects the Company’s continued investments in sales and marketing, technical operations and customer care initiatives and a $26 million increase in pension expense, partially offset by a $27 million decrease in employee medical costs (as a result of changes in estimates of previously established employee medical accruals and lower claims activity) and lower shared functions personnel costs.

Operating Income for the first quarter of 2015 decreased 0.7% primarily due to higher depreciation expense, partially offset by lower merger-related and restructuring costs and higher Adjusted OIBDA. Merger-related and restructuring costs for the first quarter of 2015 included $24 million of Comcast merger-related costs (consisting of employee retention costs of $14 million and advisory and legal fees of $10 million) and $2 million of restructuring costs primarily associated with employee terminations.

DETAILED SEGMENT RESULTS

Residential Services

Selected Residential Services Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Revenue:
Video	$2,469	$2,495	$(26)	(1.0%)
High-speed data	1,696	1,558	138	8.9%
Voice	473	496	(23)	(4.6%)
Other	24	19	5	26.3%

Total revenue	$4,662	$4,568	$94	2.1%

Adjusted OIBDA(a)	$2,081	$2,132	$(51)	(2.4%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Residential Services revenue increased as a result of an increase in high-speed data revenue, partially offset by decreases in video and voice revenue.

•	The growth in residential high-speed data revenue was the result of growth in high-speed data subscribers, as well as an increase in average revenue per subscriber primarily due to increases in prices and equipment rental charges and a greater percentage of subscribers purchasing higher-priced tiers of service.

•	Residential video revenue decreased primarily due to a year-over-year decline in video subscribers (despite positive video subscriber net additions in the first quarter of 2015), partially offset by an increase in average revenue per subscriber primarily as a result of price increases and higher premium network revenue.

•	Residential voice revenue decreased due to lower average revenue per subscriber offset, in part, by growth in voice subscribers.

Residential Services Adjusted OIBDA decreased driven by a 6.0% increase in operating costs, partially offset by the increase in revenue discussed above. The increase in operating costs resulted from higher programming, technical operations, customer care and other operating costs, partially offset by lower sales and marketing costs.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and SportsNet LA, a regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming) grew 8.5% to $1.4 billion primarily due to an increase in average monthly programming costs per video subscriber, partially offset by a year-over-year decline in video subscribers. Average monthly programming costs per residential video subscriber grew 12.2% year over year to $42.28 for the first quarter of 2015, primarily driven by contractual rate increases and the carriage of new networks (including SportsNet LA, which launched on February 25, 2014).

•	Technical operations costs were up 6.0% to $355 million primarily due to headcount growth and increased maintenance costs, reflecting the Company’s continued investments to improve the customer experience.

•	Customer care costs increased 9.9% to $189 million primarily due to headcount growth, reflecting the Company’s continued investments to improve the customer experience.

•	Other operating costs increased 9.6% to $183 million primarily due to higher bad debt expense and small increases in other miscellaneous expenses, partially offset by a decline in voice costs. Voice costs decreased $12 million driven by the in-sourcing of voice transport, switching and interconnection services.

•	Sales and marketing costs decreased 3.6% to $371 million primarily due to lower marketing expense, partially offset by increased sales-related employee costs as a result of higher compensation costs per employee and headcount growth.

Residential Services Subscriber Metrics

(in thousands)	12/31/2014	Net Additions (Declines)	3/31/2015
Video	10,789	30	10,819
High-speed data	11,675	315	11,990
Voice	5,284	320	5,604

Single play	5,630	43	5,673
Double play	4,525	(136)	4,389
Triple play	4,356	298	4,654

Customer relationships	14,511	205	14,716

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Selected Business Services Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Revenue:
Video	$94	$89	$5	5.6%
High-speed data	376	306	70	22.9%
Voice	142	118	24	20.3%
Wholesale transport	121	101	20	19.8%
Other	48	54	(6)	(11.1%)

Total revenue	$781	$668	$113	16.9%

Adjusted OIBDA(a)	$479	$402	$77	19.2%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Business Services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in cell tower backhaul revenue (which included certain early termination fees).

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 13.5% increase in operating costs and expenses, primarily due to increased headcount and higher compensation costs per employee.

Business Services Subscriber Metrics

(in thousands)	12/31/2014	Net Additions	3/31/2015
Video	203	3	206
High-speed data	578	13	591
Voice	323	11	334

Single play	346	3	349
Double play	265	9	274
Triple play	76	2	78

Customer relationships	687	14	701

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

Selected Other Operations Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Revenue:
Advertising	$230	$247	$(17)	(6.9%)
Other	168	153	15	9.8%

Total revenue	$398	$400	$(2)	(0.5%)

Adjusted OIBDA(a)	$163	$173	$(10)	(5.8%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Advertising revenue decreased primarily due to lower political advertising revenue, as well as overall softness in the television advertising market. Political advertising revenue was $2 million in the first quarter of 2015 compared to $11 million in the first quarter of 2014.

Other revenue increased primarily due to affiliate fees from the Residential Services segment.

The decrease in Adjusted OIBDA was driven by a 3.5% increase in operating costs and expenses, primarily related to higher content costs associated with the Los Angeles Lakers’ regional sports networks.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment were $727 million for both the first quarters of 2015 and 2014. Shared functions operating costs were flat primarily as increased maintenance expense was offset by lower costs as a result of operating efficiencies, including decreased employee-related expense.

CONSOLIDATED NET INCOME

Net Income Attributable to TWC Shareholders was $458 million, or $1.60 per basic common share and $1.59 per diluted common share, for the first quarter of 2015 compared to $479 million, or $1.71 per basic common share and $1.70 per diluted common share, for the first quarter of 2014.

Net income attributable to TWC shareholders decreased primarily due to an increase in income tax provision and a decrease in Operating Income (driven by an increase in depreciation expense), partially offset by a decrease in interest expense.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2015 and 2014 detailed in Note 2 to the accompanying consolidated financial statements, were $474 million and $1.65, respectively, for the first quarter of 2015 compared to $503 million and $1.78, respectively, for the first quarter of 2014.

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Net income attributable to TWC shareholders	$458	$479	$(21)	(4.4%)
Adjusted net income attributable to TWC shareholders(a)	$474	$503	$(29)	(5.8%)

Net income per common share attributable to TWC common shareholders:
Basic	$1.60	$1.71	$(0.11)	(6.4%)
Diluted	$1.59	$1.70	$(0.11)	(6.5%)
Adjusted Diluted EPS(a)	$1.65	$1.78	$(0.13)	(7.3%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the first three months of 2015 decreased 35.3% to $407 million from $629 million in the first three months of 2014, due mainly to an increase in capital expenditures (primarily customer premise equipment and scalable infrastructure), partially offset by an increase in cash provided by operating activities. Capital Expenditures, which totaled $1.1 billion for the first three months of 2015, increased primarily due to the Company’s investments (including TWC Maxx) to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the first three months of 2015 was $1.5 billion, a 7.9% increase from the first three months of 2014. This increase was primarily driven by lower working capital requirements and net interest payments, as well as higher Adjusted OIBDA.

(in millions; unaudited)	1st Quarter
			Change
	2015	2014	$	%
Adjusted OIBDA(a)	$1,996	$1,980	$16	0.8%
Net interest payments	(392)	(415)	23	(5.5%)
Net income tax refunds (payments)	(3)	2	(5)	(250.0%)
All other, net, including working capital changes(b)	(93)	(170)	77	(45.3%)

Cash provided by operating activities(b)	1,508	1,397	111	7.9%
Add: Excess tax benefit from exercise of stock options	56	78	(22)	(28.2%)
Less:
Capital expenditures	(1,134)	(834)	(300)	36.0%
Cash paid for other intangible assets	(23)	(12)	(11)	91.7%

Free Cash Flow(a)(b)	$407	$629	$(222)	(35.3%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $26 million and $58 million for the first quarters of 2015 and 2014, respectively.

Net Debt, which totaled $22.7 billion as of March 31, 2015, decreased from December 31, 2014 as Free Cash Flow more than offset the cash used for dividends.

(in millions; unaudited)	3/31/2015	12/31/2014
Long-term debt	$22,639	$22,701
Debt due within one year	647	1,017

Total debt	23,286	23,718
Cash and equivalents	(547)	(707)

Net debt(a)	$22,739	$23,011

(a)	Net debt is defined as total debt less cash and equivalents.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 4 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, April 30, 2015. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31, 2015	December 31, 2014
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$547	$707
Receivables, less allowances of $112 million and $109 million as of March 31, 2015 and December 31, 2014, respectively	811	949
Deferred income tax assets	232	269
Other current assets	416	391

Total current assets	2,006	2,316
Investments	67	64
Property, plant and equipment, net	16,207	15,990
Intangible assets subject to amortization, net	511	523
Intangible assets not subject to amortization	26,012	26,012
Goodwill	3,137	3,137
Other assets	390	459

Total assets	$48,330	$48,501

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$446	$567
Deferred revenue and subscriber-related liabilities	207	198
Accrued programming and content expense	971	902
Current maturities of long-term debt	647	1,017
Other current liabilities	1,888	1,813

Total current liabilities	4,159	4,497
Long-term debt	22,639	22,701
Deferred income tax liabilities, net	12,616	12,560
Other liabilities	772	726
TWC shareholders’ equity:
Common stock, $0.01 par value, 282.4 million and 280.8 million shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	3	3
Additional paid-in capital	7,284	7,172
Retained earnings	1,189	1,162
Accumulated other comprehensive loss, net	(336)	(324)

Total TWC shareholders’ equity	8,140	8,013
Noncontrolling interests	4	4

Total equity	8,144	8,017

Total liabilities and equity	$48,330	$48,501

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions, except per share data)
Revenue	$5,777	$5,582
Costs and expenses:
Programming and content	1,419	1,309
Sales and marketing	559	555
Technical operations	399	371
Customer care	226	205
Other operating	1,178	1,162
Depreciation	852	775
Amortization	34	33
Merger-related and restructuring costs	26	80

Total costs and expenses	4,693	4,490

Operating Income	1,084	1,092
Interest expense	(348)	(364)
Other income, net	10	15

Income before income taxes	746	743
Income tax provision	(288)	(264)

Net income	458	479
Less: Net income attributable to noncontrolling interests	—	—

Net income attributable to TWC shareholders	$458	$479

Net income per common share attributable to TWC common shareholders:
Basic	$1.60	$1.71

Diluted	$1.59	$1.70

Weighted-average common shares outstanding:
Basic	281.5	277.8

Diluted	284.9	281.8

Cash dividends declared per share of common stock	$1.50	$0.75

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in millions)

OPERATING ACTIVITIES
Net income	$458	$479
Adjustments for noncash and nonoperating items:
Depreciation	852	775
Amortization	34	33
Income from equity-method investments, net of cash distributions	(3)	(7)
Deferred income taxes	100	40
Equity-based compensation expense	42	50
Excess tax benefit from equity-based compensation	(56)	(78)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	152	105
Accounts payable and other liabilities	54	64
Other changes	(125)	(64)

Cash provided by operating activities	1,508	1,397

INVESTING ACTIVITIES
Capital expenditures	(1,134)	(834)
Acquisition of intangible assets	(23)	(12)
Other investing activities	3	27

Cash used by investing activities	(1,154)	(819)

FINANCING ACTIVITIES
Short-term borrowings, net	131	1,544
Repayments of long-term debt	(500)	(750)
Dividends paid	(216)	(214)
Repurchases of common stock	—	(259)
Proceeds from exercise of stock options	71	79
Excess tax benefit from equity-based compensation	56	78
Taxes paid in cash in lieu of shares issued for equity-based compensation	(56)	(66)
Net collateral received on derivative financial instruments	—	43
Other financing activities	—	(1)

Cash provided (used) by financing activities	(514)	454

Increase (decrease) in cash and equivalents	(160)	1,032
Cash and equivalents at beginning of period	707	525

Cash and equivalents at end of period	$547	$1,557

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	COMCAST MERGER AND CHARTER TRANSACTIONS

On February 12, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Comcast Corporation (“Comcast”) whereby the Company agreed to merge with and into a 100% owned subsidiary of Comcast (the “Comcast merger”). On April 24, 2015, Comcast and the Company entered into a Termination Agreement wherein the parties agreed to terminate the Merger Agreement.

On April 25, 2014, Comcast entered into a binding agreement with Charter Communications, Inc. (“Charter”), which contemplated three transactions (the “divestiture transactions”): (1) a contribution, spin-off and merger transaction, (2) an asset exchange and (3) a sale of assets. The completion of the divestiture transactions would have resulted in the combined company divesting a net total of approximately 3.7 million video subscribers, a portion of which were TWC subscribers (primarily in the Midwest). On April 24, 2015, Comcast delivered a notice of termination of such agreement to Charter.

On March 31, 2015, Charter and Advance/Newhouse Partnership (“A/N”) announced that they and certain of their affiliates had reached a definitive agreement pursuant to which Charter would acquire Bright House Networks, LLC (“Bright House Networks”), subject to closing of the divestiture transactions and to TWC’s “right of first offer” with respect to Bright House Networks. Bright House Networks is a 100% owned subsidiary of a partnership between A/N and Time Warner Cable Enterprises LLC, a subsidiary of TWC. TWC receives a fee from A/N for providing Bright House Networks with high-speed data services and certain management functions, which is included in Other Operations revenue.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three months ended March 31, 2015 and 2014:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
1st Quarter 2015:
As reported	$1,970	$(886)	$1,084	$(338)	$(288)	$458	$1.59
Year-over-year change, as reported:
$	$70	$(78)	$(8)	$11	$(24)	$(21)	$(0.11)
%	3.7%	9.7%	(0.7%)	(3.2%)	9.1%	(4.4%)	(6.5%)
Items affecting comparability:
Merger-related and restructuring costs	26	—	26	—	(10)	16	0.06

As adjusted	$1,996	$(886)	$1,110	$(338)	$(298)	$474	$1.65
Year-over-year change, as adjusted:
$	$16	$(78)	$(62)	$12	$21	$(29)	$(0.13)
%	0.8%	9.7%	(5.3%)	(3.4%)	(6.6%)	(5.8%)	(7.3%)

1st Quarter 2014:
As reported	$1,900	$(808)	$1,092	$(349)	$(264)	$479	$1.70
Items affecting comparability:
Merger-related and restructuring costs	80	—	80	—	(31)	49	0.17
Gain on equity award reimbursement obligation to Time Warner(b)	—	—	—	(1)	—	(1)	—
Impact of certain state and local tax matters(c)	—	—	—	—	(24)	(24)	(0.09)

As adjusted	$1,980	$(808)	$1,172	$(350)	$(319)	$503	$1.78

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, other income (expense), and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC was obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amount represents the change in the reimbursement obligation, which fluctuated primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value were recorded in other income (expense), net, in the period of change.
(c)	Amount represents the impact of the passage of the New York State budget during the first quarter of 2014 that, in part, lowers the New York State business tax rate beginning in 2016.

3.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three months ended March 31, 2015 and 2014 is as follows:

(in millions)	1st Quarter
			Change
	2015	2014	$	%
Adjusted OIBDA(a)	$1,996	$1,980	$16	0.8%
Adjusted OIBDA margin(b)	34.6%	35.5%
Merger-related and restructuring costs	(26)	(80)	54	(67.5%)

OIBDA(a)	1,970	1,900	70	3.7%
Depreciation	(852)	(775)	(77)	9.9%
Amortization	(34)	(33)	(1)	3.0%

Operating Income	$1,084	$1,092	$(8)	(0.7%)

(a)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Company classifies its operations into the following reportable segments:

•    Residential Services, which principally consists of video, high-speed data and voice services provided to residential customers as well as other residential services, including security and home management services.

•    Business Services, which principally consists of data, video and voice services provided to business customers as well as other business services, including enterprise-class, cloud-enabled hosting, managed applications and services.

•    Other Operations, which principally consists of (i) Time Warner Cable Media (“TWC Media”), the advertising sales arm of TWC, (ii) TWC-owned and/or operated regional sports networks (“RSNs”) and local sports, news and lifestyle channels (e.g., Time Warner Cable News NY1) and (iii) other operating revenue and costs, including those derived from A/N and home shopping network-related services. The business units reflected in the Other Operations segment individually do not meet the thresholds to be reported as separate reportable segments.

In addition to the above reportable segments, the Company has shared functions (referred to as “Shared Functions”) that include activities not attributable to a specific reportable segment. Shared Functions consists of operating costs and expenses associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not attributable to a reportable segment. As such, the reportable segment results reflect how management views such segments in assessing financial performance and allocating resources and are not necessarily indicative of the results of operations that each segment would have achieved had they operated as stand-alone entities during the periods presented.

In evaluating the profitability of the Company’s segments, the components of net income (loss) below OIBDA, as defined below, are not separately evaluated by management at the segment level. Due to the nature of the Company’s operations, a majority of its assets, including its distribution systems, are utilized across the Company’s operations and are not segregated by segment. In addition, segment assets are not reported to, or used by, management to allocate resources or assess the performance of the Company’s segments. Accordingly, the Company has not disclosed asset information by segment.

Segment information for the three months ended March 31, 2015 and 2014 is as follows:

(in millions)	1st Quarter 2015
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,662	$781	$398	$—	$(64)	$5,777
Operating costs and expenses	(2,581)	(302)	(235)	(727)	64	(3,781)

Adjusted OIBDA(b)	2,081	479	163	(727)	—	1,996
Merger-related and restructuring costs	—	—	—	(26)	—	(26)

OIBDA(b)	$2,081	$479	$163	$(753)	$—	1,970

Depreciation						(852)
Amortization						(34)

Operating Income						$1,084

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions)	1st Quarter 2014
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,568	$668	$400	$—	$(54)	$5,582
Operating costs and expenses	(2,436)	(266)	(227)	(727)	54	(3,602)

Adjusted OIBDA(b)	2,132	402	173	(727)	—	1,980
Merger-related and restructuring costs	—	—	—	(80)	—	(80)

OIBDA(b)	$2,132	$402	$173	$(807)	$—	1,900

Depreciation						(775)
Amortization						(33)

Operating Income						$1,092

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by the Company’s RSNs and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

4.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.